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                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

                  This AMENDMENT NO. 1 made as of the 13th day of November, 2001, between Boston Life Sciences, Inc., a Delaware corporation (the "Company"), and Continental Stock Transfer & Trust Company, a Delaware corporation ("Continental"), as Rights Agent under that certain Rights Agreement between the Company and Continental, dated as of September 11, 2001 (the "Rights Agreement').

                  WHEREAS, at a meeting on September 11, 2001, the Board of Directors of the Company authorized the Company to enter into a Rights Agreement with Continental, as Rights Agent;

                  WHEREAS, at the time of the adoption of the Rights Plan, the Board of Directors approved the adoption of certain changes to the Rights Agreement, subject to obtaining the approval of Continental;

                  WHEREAS, the Company and Continental now desire to amend the Rights Agreement to memorialize and give effect to those certain changes;

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth and intending to be legally bound, the parties hereby agree as follows:

                  1. Section 32 (Governing Law) is hereby replaced in its entirety with the following:

                      "Section 32.   Governing Law.

                           This Agreement and each Rights Certificate issued
                      hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of said State applicable to contracts to be made and performed entirely within said State."

                  2. Except as expressly amended herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect.

                  3. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one in the same document.

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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment No.
1 as of the day and year first above written.

                            BOSTON LIFE SCIENCES, INC.

                            By:    /s/ S. David Hillson
                               ---------------------------------
                                     Name: S. David Hillson
                                     Title: President

                            CONTINENTAL STOCK TRANSFER & TRUST COMPANY

                            By:      /s/ Steven G. Nelson
                               ----------------------------------------
                                     Name: Steven G. Nelson
                                     Title: Chairman of the Board and Secretary